Exhibit 15.2
ENFORCEMENT DECREE OF THE FRAMEWORK ACT ON TELECOMMUNICATIONS

Wholly Amended by Presidential Decree No. 20665, Feb. 29, 2008
Amended by Presidential Decree No. 14226, Apr. 30, 1994
Presidential Decree	No. 14571,	Apr. 6, 1995
Presidential Decree	No. 15282,	Feb. 22, 1997
Presidential Decree	No. 15598,	Dec. 31, 1997
Presidential Decree	No. 15817,	Jun. 24, 1998
Presidential Decree	No. 16093,	Jan. 29, 1999
Presidential Decree	No. 16797,	Apr. 29, 2000
Presidential Decree	No. 17659,	Jun. 29, 2002
Presidential Decree	No. 17989,	Jun. 5, 2003
Presidential Decree	No. 18312,	Mar. 17, 2004
Presidential Decree	No. 18390,	May. 24, 2004
Presidential Decree	No. 18594,	Dec. 3, 2004
Presidential Decree	No. 18743,	Mar. 18, 2005
Presidential Decree	No. 19423,	Mar. 29, 2006
Presidential Decree	No. 19513,	Jun. 12, 2006
CHAPTER I GENERAL PROVISIONS
Article 1 (Purpose)
     The purpose of this Decree is to provide matters delegated under the Framework Act on Telecommunications and matters necessary for its enforcement. <Amended by Presidential Decree No. 18743, Mar. 18, 2005>
CHAPTER II PROMOTION OF TELECOMMUNICATIONS TECHNOLOGY
Article 2 (Financial Support for Research Institute, etc.)
     (1) The Minister of Knowledge Economy may appropriate into the budget the required funds for the financial support pursuant to Article 10 (2) of the Act and for subsidies of research funds pursuant to Article 11 (2) of the Act. <Amended by Presidential Decree No. 14571, Apr. 6, 1995>
     (2) The Minister of Knowledge Economy shall determine detailed matters necessary for the method and procedure of financial support and performance of research tasks.
Article 3 (Research Institute, etc. Subject to Guidance and Fostering and Method of Guidance and Fostering)
     (1) The research institutes, etc. which the Minister of Knowledge Economy guides and fosters pursuant to Article 10 (4) of the Act shall be as follows:
     1. The Electronics and Telecommunications Research Institute established pursuant to Article 8 of the Act on the Establishment, Operation and Fosterage of Government-Invested Research Institutions of Science and Technology;
     2. Research institutes established for the purpose of conducting researches on telecommunications and designated by the Minister of Knowledge Economy;
     3. An institute or an organization which carries out researches, developments, education, or training in telecommunications; and
     4. A corporation or an organization which is engaged in collecting, analyzing, and publicizing information on telecommunications.
     (2) Methods of the guidance and fostering concerning research institutes, etc. pursuant to paragraph (1) shall be as follows:
     1. Financial support for the ground research and performance of special tasks in the field of telecommunications;
     2. Support of the education and training in order to foster skilled technicians in the field of telecommunications;
     3. Supply of technological information on telecommunications; and
     4. Support for cooperations with other institutes, organizations, or international bodies.
     (3) The following funds shall be given to the research institutes pursuant to paragraph (1) 1 and

2:
     1. Research and development funds for telecommunications technology and policy on telecommunications;
     2. Construction expenses for facilities, etc. necessary for research and development; and
     3. Expenses for the management of other research institutes, etc.
Article 4 (Selection of Research Tasks)
     The Minister of Knowledge Economy may select the following research tasks under pursuant to Article 11 (2) of the Act:
     1. Matters of the basic research relating to telecommunications;
     2. Matters concerning the research and development of a new telecommunications method or of technology;
     3. Matters concerning the technical improvement on telecommunications equipment; and
     4. Other matters necessary for the security of the core telecommunications technology.
Article 5 (Designation of Researcher)
     The Minister of Knowledge Economy designates, pursuant to Article 11 (2) of the Act, a person who will work on the research task in accordance with the following order:
     1. A proposer of research tasks concerned; and
     2. A person who has successfully carried out a research dealing with similar subject matters to the research tasks concerned.
Article 6 (Joint Research, etc.)
     The Minister of Knowledge Economy may allow the designated person pursuant to Article 5 to work jointly on the research tasks pursuant to Article 4, if it is deemed specially necessary to do so.
Article 7 (Basis for Calculation of Contribution for Research and Development)

     (1) The sales amount under Article 12 Paragraph (1) of the Act shall be the amount of profit generated from business minus the amount paid for using the telecommunication network of other telecommunication carriers.
     (2) The contribution for research and development under Article 12 Paragraph (1) of the Act (“Contribution”) shall be an amount equal to 5/1000 of the previous year’s sales amount, provided that for telecommunication carrier within the meaning of Article 34 Paragraph (3) Item 2 of the Telecommunication Business Act, the contribution amount shall be 75/10,000 of the previous year’s sales amount.
     (3) In the event of imposing contributions pursuant to Article 12 Paragraph (1) of the Act, the Minister of Knowledge Economy shall notify in writing of, among others, the amount of contribution annually calculated pursuant to Paragraph (2) and the due date for remittance and notify that said contribution shall be remitted to the account for Information and Communication Promotion Fund opened with the Bank of Korea pursuant to Article 33 of the Informatization Promotion Framework Act.
     (4) Necessary details of the calculation of the contribution amount and imposition of contribution shall be decided and announced by the Minister of Knowledge Economy.
Article 8 (Reduction of Contribution)
     The Minister of Knowledge Economy shall, pursuant to Article 12 Paragraph (3), exempt from contribution those telecommunications carriers subject to the contribution who have recorded sales less than KRW30 billion the previous year or who have suffered net loss for the term, and shall reduce the amount of contribution for telecommunications carrier who are subject to contribution exceeding 70/100 of the net profit for the term by the excess amount.
Article 9 (Default Charges)
     (1) The default charge under Article 12 Paragraph (4) of the Act shall be equal to 3/100 of the defaulted contribution.
     (2) In the event of default in payment of the default charge, an additional charge in the amount equal to 12/1,000 of the defaulted amount (“Double Default Charge”) shall be added to the default charge under Paragraph (1) for each month passed after the due date for the contribution. In such event, the Double Default Charge may not be additionally charged for more than 60 days.
Article 10 (Contents of Technical Guidance, etc.)
     (1) The subject matters and contents for technical guidance pursuant to Article 13 (2) of the Act shall be as follows:
     1. Matters concerning the application of technical standards of telecommunications equipment;
     2. Matters concerning the adoption, practical application and development of a new telecommunications method and technology;

     3. Matters concerning the improvement of production technology of telecommunications equipment;
     4. Matters concerning the improvement of functions and special features of telecommunications equipment; and
     5. Matters concerning the standard construction method applied to the installation and maintenance of telecommunications facilities.
     (2) Methods of the technical guidance for the person subject to the technical guidance shall be as follows:
     1. Guidance concerning the quality assurance of telecommunications equipment;
     2. Supply of technical information;
     3. Support for technical training and overseas technical cooperation; and
     4. Transfer of technology.
CHAPTER III TELECOMMUNICATIONS FACILITIES
Article 11 (Report of Installation/Alteration of Telecommunications Facilities)
Any key communications business operator who intends to install or alter major telecommunications facilities pursuant to the body text of Article 17 (1) of the Act shall submit to the Korea Communications Commission a report of installation (alteration) of major telecommunications facilities (including a report in electronic form) with the following documents (including electronic documents) attached to it:
     1. a statement of installation or alteration of telecommunications facilities (including a communication network configuration diagram); and
     2. security measures for the telecommunications facilities.
Article 12 (Installation Approval of Telecommunications Facilities)

     (1) Any key communications business operator who intends to obtain installation approval of any telecommunications facilities to be installed according to the new telecommunication technology pursuant to the proviso of Article 17 (1) of the Act for the first time shall submit to the Korea Communications Commission an application for installation approval of telecommunications facilities (including an application in electronic form) with the following documents (including electronic documents) attached to it:
     1. business proposal;
     2. security measures for the telecommunication facilities;
     3. technology trends for the telecommunication facilities concerned, e.g. domestic and foreign specifications;
     4. domestic and foreign R&D status for the telecommunication facilities concerned; and
     5. MOU (only to the extent of joint installation or use with another domestic or foreign business operator,
     (2) Upon the receipt of application pursuant to paragraph (1), the Korea Communications Commission shall review the technical characteristics of the telecommunications facilities to be installed and notify the applicant of approval or rejection of such application within 15 days.
Article 13 (Selection of Specialized Agency for Data Survey)
     (1) When the Korea Communications Communication intends to have a specialized agency in the field of telecommunications conduct data survey necessary for consultation among the key communications business operators regarding joint installation of telecommunications facilities pursuant to Article 18 (3) of the Act, he shall select an agency recognized as having specialty with regard to the relevant survey and being capable of ensuring impartiality and objectiveness and have such agency conduct it.
     (2) When the Korea Communications Commission selects a specialized agency to conduct data survey pursuant to paragraph (1), he shall inform the key communications business operators concerned thereof.
Article 14 (Investigation of Materials of Joint Implementation of Telecommunications Facilities)

The Korea Communications Commission may investigate the following necessary for the consultation with the key communications business operator regarding the joint implementation of telecommunications facilities pursuant to Article 18 (2) of the Act:.
     1. Telecommunications facilities implementation plans of the key communications business operator with regard to:
          A. type and specifications of the telecommunications facilities to be installed;
          B. implementation area and section;
          C. implementation timing; and
          D. technical conditions, etc.
     2. The telecommunications facilities, and the area and section thereof available for joint implementation;
     3. plans for efficient joint implementation of telecommunications facilities; and
     4. economic benefits that can be gained from the joint implementation of telecommunications facilities
Article 15 (Recommendations for Joint Implementation of Telecommunications Facilities)
     (1) When the Korea Communications Commission recommends joint implementation of telecommunications facilities to the key communications business operator pursuant to Article 18 (4) of the Act, the Korea Communications Commission shall specify the telecommunications facilities subject to joint implementation, the area and section of implementation, and the technical conditions.
     (2) Any key communications business operator who wishes to jointly implement telecommunications facilities pursuant to subparagraph 1 of Article 18 (4) of the Act shall submit to the Korea Communications Commission documentation including:
     1. plans for the joint implementation of telecommunications facilities;
     2. economic benefits from the joint implementation of telecommunications facilities;
     3. the reason it failed to reach agreement with the key communications business operator subject to joint implementation of telecommunications facilities, and measures to resolve the failure;
     (3) Any key communications business operator who received the recommendation for joint implementation of telecommunications facilities from the Korea Communications Commission shall notify the Korea Communications Commission of acceptance or, it unacceptable, the reasons for non-

acceptance within 21 days from the receipt of such recommendation.
Article 16 (Report of Private Telecommunications Facilities)
     (1) A person who intends to install private telecommunications facilities pursuant to Article 20 of the Act shall submit a private telecommunications facilities installation report (including a report which is an electronic document) specifying the following contents to the Korea Communications Committee with the design drawings of installation work of such facilities attached to it not later than twenty-one days prior to the beginning date of installation work for such facilities:
     1. Reporter;
     2. Type of business;
     3. Purpose of business;
     4. Telecommunications method;
     5. Installation place of facilities;
     6. Outline of the installation; and
     7. (Expected) Date of the facilities’use.
     (2) “Matters specified by the Presidential Decree” in the latter part of Article 20 (1) of the Act means matters in paragraph (1) 2 through 6 inclusive.
     (3) If a person, who has made a report on installation of private telecommunications facilities, intends to alter the matters stipulated in paragraph (2), he shall file with the Korea Communications Commission a report (including a report which is an electronic document) on alteration stating the matters he intends to alter with the design drawings of private telecommunications facilities work on the alterations (including the before. vs. after comparison table) attached to it not later than twenty-one days (beginning date of the relevant alteration work in case where intending to alter the facilities falling under paragraph (1) 4 through 6) prior to the relevant beginning date of alteration.
     (4) Upon the receipt of report of installation or alteration of installation pursuant to paragraph (1) or paragraph (3), the Korea Communications Commission shall review:
          1. Conformity to the technical standards pursuant to Article 25 (1) of the Act; and

          2. Whether or not the purpose and reason for installing telecommunications facilities is to use for telecommunications.
     (5) If the review conducted pursuant to paragraph (4) confirms that satisfaction of the requirements under each of the subparagraphs, the Korea Communications Commission shall issue the certificate of completed report of installation (alteration) of private telecommunications facilities to the reporter.
Article 17 (Confirmation on Construction Work, etc. for Installation)
     (1) A person who has made installation or modification report on private telecommunications facilities pursuant to Article 20 (3) of the Act shall be confirmed by the Korea Communications Commission within seven days after the construction work for the installation of facilities and modification is completed.
     (2) A person who intends to obtain confirmation of the private telecommunications facilities pursuant to paragraph (1) shall submit to the Korea Communications Commission an application for confirmation of private telecommunications facilities (which includes an application in electronic form) with the following documents (including electronic documents) attached to it:
     1. Documentation proving that the work has been conducted in conformity with the technical standards pursuant to Article 25 (1) of the Act;
     2. Documentation proving that the work has been conducted in conformity with the design drawing pursuant to Article 25 (3) of the Act.; and
     3. A copy of the certificate of the constructor.
     (3) After reviewing the application documentation pursuant to paragraph (2), the Korea Communications Commission may request for remedy within a certain period if:
     1. the attachment is incomplete; or
     2. the application and the attachment contain unclear entries.
Article 18 (Exemption of Report of Installation of Private Telecommunications Commission)
Certain private telecommunications facilities may be installed without filing a report pursuant to Article

20 (4) of the Act if:
          1. their primary equipment and terminals are installed within a single building and its site;
          2. their primary equipment and terminals are installed within two or more buildings and their sites (unless they are separated by a road or river) with the shortest distance between them being not longer than 100 meters; or
          3. are installed for the emergent needs of police operations and to be used for not longer than one month.
Article 19 (Supply of Private Telecommunications Facilities)
     (1) A person who has installed the private telecommunications facilities may supply them for the facilities-based telecommunications service provider where there are the unused telecommunications facilities in excess of the capacity necessary for his employment of telecommunication from among the private telecommunications facilities installed where the facilities-based telecommunications service provider asked to install pursuant to Article 21 (2) of the Act.
     (2) The consideration for supply where the private telecommunications facilities are supplied for the facilities-based telecommunications service provider pursuant to paragraph (1) shall be in accordance with the criteria announced publicly by the Korea Communications Commission within the limit of the amount which adds the amount of investment and repair to the expenses required for the network and operation of the private telecommunications facilities concerned.
Article 20 (Standards for Suspension of Use)
The standards for suspension of use pursuant to Article 23 (2) of the Act shall be as stated in Exhibit 1.
Article 21 (Types of Violation Subject to Surcharge and Amounts of Surcharge)
     (1) The types of violation subject to surcharge pursuant to Article 24 of the Act and the amounts of the relevant surcharge shall be as stated in Exhibit 2.
     (2) In determining the amount of surcharge pursuant to paragraph (1), the Korea Communications Commission shall consider:
          1. The contents and degree of the violation;
          2. The duration and frequency of the violation; and

          3. The size of gains obtained from the violation.
Article 22 (Imposition and Payment of Surcharge)
     (1) When it intends to impose surcharge pursuant to Article 24 (3), the Korea Communications Commission shall give written notification specifying the type of violation and the amount of surcharge.
     (2) The person who received the notification pursuant to paragraph (1) shall pay the surcharge to the receiving institution specified by the Korea Communications Commission within 20 days from the notification. Provided that in the event of failure to pay the surcharge within the period due to natural disasters or other inevitable causes, the surcharge shall be paid within seven days from the date on which the cause ceased to exist.
     (3) The receiving institution which received surcharge pursuant to paragraph (2) shall issue a receipt to the payer.
     (4) Upon receiving surcharge pursuant to paragraph (2), the receiving institution shall notify the Korea Communications Commission without delay.
     (5) No installment payment of surcharge shall be accepted.
Article 23 (Preparation of Design Drawings)
     (1) The design drawings pursuant to Article 25 (3) of the Act shall be prepared by a person who is:
          1. a person conducting engineering activities pursuant to the Engineering Technology Promotion Act or an engineer who registered the establishment of a professional engineers office pursuant to the Professional Engineers Act who conducts engineering activities or is a Professional Engineers Act in the field of communications and information processing; or
          2. a information and communication engineer pursuant to subparagraph 1 of Exhibit 2 of the Enforcement Decree of the Information and Communication Work Business Act.
     (2) The Korea Communications Commission may separately specify and announce the scope of installation work of telecommunications facilities for which only the person falling under subparagraph 1 of paragraph (1) is eligible to provide design service;
Article 24 (Certificate) The certificate pursuant to Article 25 (7) of the Act shall be as provided in accordance with the rules of the Korea Communications Commission.

Article 25 (Management Regulations)
Matters to be provided as the management regulations of telecommunications facilities pursuant to Article 26 of the Act shall be:
     1. matters on the organization, duties, and limit of responsibilities of the telecommunications facilities management organization;
     2. matters on the installation, test, operation, inspection, maintenance, and repair of telecommunications facilities;
     3. matters on the actions and measures to be taken against telecommunications facilities failures;
     4. matters on the communications secrecy measures for telecommunications service users.; and
     5. any other matter necessary to provide reliable and stable telecommunication service.
Article 26 (Facilities Subject to Securing Pipeline)
     The term “other facilities or housing sites as determined by the Presidential Decree” in Article 30-2 (1) 8 of the Act means the facilities, etc. of the following subparagraphs:
     1. Passenger transport terminals pursuant to the Passenger Transport Service Act;
     2. Freight terminals pursuant to the Goods Distribution Promotion Act;
     3. Complexes for the cooperating business of small and medium enterprises created pursuant to the Promotion of Small and Medium Enterprises and Encouragement of Purchase of Their Products Act;
     4. Distribution complexes developed pursuant to the Promotion of Distribution Complex Development Act;
     5. Tourist resorts or sightseeing complexes created pursuant to the Tourism Promotion Act; and
     6. Sewage culverts pursuant to the Sewerage Act.

Article 27 (Conciliation on Rights of Way)
     (1) Where the Korea Communications Commission is asked for conciliation pursuant to in Article 30-2 (5) of the Act and prepares a draft conciliation, he shall be advised by the head of the related administrative agency and the parties.
     (2) Where the Korea Communications Commission prepares a draft conciliation referred to in paragraph (1), he shall notify it to the parties and may recommend an acceptance by specifying a period of not less than 30 days.
     (3) Where the draft conciliation referred to in paragraph (2) is accepted by the parties concerned, the Korea Communications Commission shall prepare a draft conciliation containing matters falling under the following subparagraphs and have the parties concerned sign and seal it:
     1. Case number;
     2. Names and addresses of parties, appointed parties or agents;
     3. Purport of request for conciliation;
     4. Conciliation provisions; and
     5. Date of preparation.
Article 28 (Integrated Operation of Telecommunications Facilities, etc.)
In Article 31 (1) of the Act, “where it is necessary for an efficient management and operation of telecommunications facilities and equipment” shall means where it is necessary to eliminate duplicate investments in telecommunications facilities through an efficient management and operation of such facilities.
Article 29 (Selection of Operators of Integrated Operation Communication Service)
     (1) The Korea Communications Commission shall, where he intends to select operators of key communication business who are able to operate telecommunication facilities and equipment, etc. in an integrated manner under Article 31 (1) of the Act, examine matters falling under each of the following subparagraphs and select such operators from among the operators of key communication business who render the telecommunications service in areas or their adjacent areas where telecommunications facilities and equipment subject to the integrated operation are installed:
     1. Manpower and organizations of the operators of key communication business;
     2. Facilities and equipment in possession of the operators of key communication business;
     3. Technical levels of the operators of key communication business; and
     4. Financial structures of the operators of key communication business.
     (2) The Korea Communications Commission shall, where he intends to select operators of integrated operation communication business in accordance with Article 31 (1) of the Act, go through in advance deliberation of the Information and Communications Policy Deliberation Council (hereinafter referred to as the “Council”) pursuant to Article 44-2 (1) of the Act.
Article 30 (Matters to be Included in Integrated Operation Plan)
     “Other matters prescribed by the Presidential Decree” in Article 31 (3) 3 of the Act means matters falling under the following subparagraphs:
     1. Matters concerning charge for integrated telecommunications facilities; and
     2. Matters concerning workers who operated integrated telecommunications facilities.
Article 31 (Purchase of Telecommunications Facilities, etc.)
     (1) Sale price of telecommunications facilities, etc. pursuant to Article 32 (2) of the Act shall be calculated based on the appraised value of certified public appraisers under the Public Notice of Values and Appraisal of Real Estate Act: Provided, That if it is not easy to have a certified public appraiser appraise, sale price may be calculated through a consultation between the parties concerned.
     (2) Matters concerning sale procedure of telecommunications facilities, etc. and payment method of sale price pursuant to Article 32 (2) of the Act are decided by virtue of the consultation between parties concerned.

Article 32 (Disposal and Collection of Telecommunications Equipment)
     An order of the Korea Communications Commission for the disposal or collection of telecommunications equipment pursuant to Article 36 (3) of the Act shall be made in writing and the reason and period for the disposal or collection shall be specified.
CHAPTER IV RULING OF DISPUTES (RULING), ETC.
Article 33 (Application for Ruling)
     (1) A person who intends to file an application for ruling pursuant to Article 40-2 (1) of the Act shall submit to the Korea Communications Commission an application for ruling with the following documents attached to it; provided, however, that the documents as provided in subparagraphs 3 through 5 shall apply only for the application for ruling pursuant to subparagraph 3 of Article 40-2 (1) of the Act:
     1. documentation outlining the application for ruling;
     2. documentation specifying the progress in consultation between the parties;
     3. a copy of MOU;
     4. documentation specifying the amount payable or receivable and the settlement method; and
     5. drawings outlining the provision, mutual access, and common use of telecommunications facilities and the provision of information;
     (2) In the event that the applicant fails to make remedy within the period pursuant to paragraph (2), the Korea Communications Commission shall return the application documentation specifying the reason.
Article 34 (Period for Ruling)
     (1) The Korea Communications Commission shall make a ruling within 60 days after it receives an application for a ruling pursuant to Article 40-2 of the Act.

     (2) If the Korea Communications Commission fails to make a ruling within the fixed period as provided in paragraph (1) due to an unavoidable circumstance, a period for the ruling may be extended, for one occasion only, for not more than 30 days by the resolution of the Korea Communications Commission.
Article 35 (Ruling)
     (1) Ruling of the Korea Communications Commission shall be in writing.
     (2) A ruling pursuant to paragraph (1) shall specify an order, the reason of order, and date of decision, and the chairman, and officials presented in the meeting shall sign or seal the ruling and send it to parties concerned.
Article 36 (Composition of Information and Communications Policy Deliberation Council, etc.)
     (1) The Information and Communication Policy Review Committee (hereinafter the “Council”) pursuant to Article 44-2 of the Act shall be composed of not more than 20 members including one chairman.
     (2) The chairman and members of the Council shall be those appointed or commissioned by the Commissioner of the Korea Communications Commission from among those falling under any of the following subparagraphs:
     1. Public officials (including public officials of the High Ranking Public Official Group) of Grade III or higher, or equivalent to Grade III or higher of related administrative agencies;
     2. Persons in charge of lecture and research on the information and communications-related fields at universities or research institutes pursuant to the Higher Education Act;
     3. Representatives of information and communications-related organizations or agencies, or persons who have been or were in office as executive officers of information and communications-related enterprises for not less than 5 years;
     4. Persons who have much knowledge and experience in information and communications; and
     5. Persons who are recommended by civil groups (referring to nonprofit non-governmental organizations pursuant to Article 2 of the Assistance for Nonprofit Non-Governmental Organizations Act).

     (3) The terms of office for members shall be two years, but they may be reelected: Provided, That the term of office for any member who is designated or commissioned after the decision of his office shall be the period for which he holds such office.
Article 37 (Functions of Chairman)
     (1) The chairman shall exercise overall control over the affairs and represent the Council.
     (2) Where the chairman is unable to discharge his functions due to compelling reasons, a member appointed in advance by the chairman shall act as chairman on his behalf.
Article 38 (Meetings of Information and Communications Policy Deliberation Council)
     (1) The chairman shall convene a meeting of the Council and shall preside over it.
     (2) Decisions of a meeting of the Council shall be taken by a majority of all the members attending and by affirmative vote of a majority of members present.
     (3) Where deemed necessary, the Council may be advised by the related public officials or related experts.
Article 39 (Secretary of Information and Communications Policy Deliberation Council)
     The Council shall have a secretary to handle the affairs of the Council, and the secretary shall be appointed by the Commissioner of the Korea Communications Commission from among the public officials belonging to the Korea Communications Commission.
Article 40 (Subcommissions)
     The Council may have subcommissions where the matters which the Korea Communications Commission submits for deliberation need the technical review.

     [This Article Newly Inserted by Presidential Decree No. 15282, Feb. 22, 1997]
Article 41 (Allowance)
     The members who attend the Council or subcommissions shall be paid allowance within the limits of the budget: Provided, That this shall not apply in case where the members who are public officials attend it in direct connection with their affairs concerned.
Article 42 (Operational Regulations)
     The necessary matters, as except provided in this Decree, about the operation of the Council and the composition and operation etc. of subcommissions shall be determined by the chairman through a resolution of the Council.
CHAPTER V CONTROL OF COMMUNICATIONS DISASTER
Article 43 (Key Communications Business Operators)
The key communications business operator pursuant to Article 44-3 (1) of the Act (the “Key Communications Business Operator”) shall be the key communications business operator which provides the following services and the key communications business operator deemed and announced by the Korea Communications Commission to have significant impact on public interests and the national industries or require reliable provision of services.
     1. local phone call service;
     2. long-distance phone call service;
     3. international phone call service;
     4. super high-speed Internet service; and
     5. service provided with an allocated frequency which is either mobile phone service or shared-frequency communications service with over 100,000 subscribers.

Article 44 (Formulation Procedures for Basic Plan for Communications Disaster Control)
     (1) The Korea Communications Commission shall prepare a guide for a formulation of basic plans for communications disaster control for the next fiscal year not later than the end of April each year pursuant to Article 44-3 (3) of the Act, and notify it to the major key communications business operator.
     (2) The major key communications business operator shall formulate a plan for communications disaster control for the next fiscal year pursuant to a guide for formulation pursuant to paragraph (1), and submit it to the Korea Communications Commission not later than the end of May each year.
     (3) The Korea Communications Commission shall fix the basic plans for communications disaster control for the next fiscal year not later than the end of July each year, pursuant to Article 44-3 (5) of the Act.
Article 45 (Integrated Operation of Telecommunications Facilities)
     (1) The Korea Communications Commission may, for the integrated operation of telecommunications facilities pursuant to Article 44-4 (1) of the Act, cause the Key Communications Business Operator and the owner of private telecommunications facilities to exchange the information on the facilities in their own operation or possession or cause the professional institution designated by the Korea Communications Commission to build a database containing the information on the facilities operated or owned by the Key Communications Business Operator or the owner of private telecommunications business operator for the sharing of information.
     (2) The Key Communications Business Operator may, if the integrated operation of telecommunications facilities pursuant to Article 44-4 (1) of the Act is needed, request another key communications business operator or the owner of private telecommunications facilities for integrated operation of telecommunications facilities, in which case, the person who was so requested shall comply except by special reason.
     (3) In the event that another Key Communications Business Operator or the owner of private telecommunications facilities fails to comply with the request for the integrated operation of telecommunications facilities pursuant to paragraph (2), the Key Communications Business Operator may file for mediation with the Korea Communications Commission.
     (4) The Korea Communications Commission may, on its own authority or by the application filed for mediation pursuant to paragraph (3), order the Key Communications Business Operator or the owner of private telecommunications facilities to undertake the integrated operation.

Article 46 (Organization and Operation of Communications Disaster Control Committee)
     (1) Vice Ministers of related central administrative agencies who are to become the members of the Communications Disaster Control Committee (hereinafter referred to as the “Committee”) pursuant to Article 44-5 (3) of the Act, shall be the Administrator of the National Emergency Management Agency, Vice Minister of National Defense, Deputy Director of the National Intelligence Service, and Vice Ministers of related administrative agencies which are deemed necessary by the Chairman.
     (2) The Chairman shall convene a meeting of the Committee and preside over it.
     (3) If the Chairman is unable to perform his duties due to any inevitable reasons, a member shall act on behalf of the Chairman in the order of members nominated by the Chairman.
     (4) Where the Chairman intends to convene a meeting of the Committee, he shall notify each member, in writing or by an electronic document, of the date and time, venue and agenda of the meeting not later than 7 days before an opening of the meeting: Provided, That the same shall not apply to the case where it is a matter of urgency or there exist inevitable causes.
     (5) The Committee shall resolve by the attendance of a majority of all incumbent members, and by the consent of a majority of those present.
     (6) The Committee may hear the opinions of the related public officials or the related specialists in case where it is deemed necessary.
     (7) The Committee shall have an executive secretary to deal with its affairs, and he shall be nominated by the Chairman from among the public officials belonging to the Korea Communications Commission.
Article 47 (Organization and Operation of Working Committees)
     (1) Working committees established in the Committee pursuant to Article 44-5 (4) the Act shall consist of less than 15 working members including one chairman of working committee.
     (2) The chairman of working committee shall be the Emergency Planning Officer of the Korea Communications Commission, and the working members shall be the persons falling under the following subparagraphs:

     1. Each one of persons designated by the head of relevant institution, from among the public officials of Grade IV or those corresponding thereto, who belong to the central administrative agencies whereto the members pursuant to Article 46 (1) are attached, and to the related administrative agencies deemed necessary by the chairman of working committee; and
     2. Person who is commissioned by the chairman of working committee from among the persons falling under any of the following items:
          (a) Person in charge of the duties concerning communications disaster, from among the employees of a major key communications business operator and of the electric communications business operators’ organization; and
          (b) Person who has much knowledge of, and experiences in, the communications disaster control.
          (3) The chairman of working committee shall convene a meeting of the said committee, and preside over it.
     (4) The working committee shall have an executive secretary to deal with its affairs, and he shall be nominated by the Commissioner of the Korea Communications Commission, from among the public officials belonging to the Korea Communications Commission.
     (5) The working committee shall examine and deliberate on the cases referred to the Committee, and on the items delegated by the Committee or directed by the Chairman of the Committee.
Article 48 (Allowances)
     Allowances may be paid within the limit of budgets to the members or the working members who have attended a meeting of the Committee or the working committees: Provided, That the same shall not apply to the case where the members or the working members who are the public officials attend in direct relations with their competent duties.
Article 49 (Operational Rules)
     Except as prescribed in this Decree, matters necessary for an organization and operation, etc. of the Committee shall be determined by the Chairman after going through a resolution by the

Committee, and matters necessary for an organization and operation, etc. of the working committee shall be determined by the chairman of working committee after going through a resolution by the working committee, respectively.
Article 50 (Report of Communication Disaster)
     Pursuant to Article 44-7 of the Act and Article 44-8 (4) of the Act, the major key communications business operator shall report the status of damage and recovery and measures from time to time to the Korea Communications Commission or the communications disaster countermeasure headquarters pursuant to Article 44-8 of the Act (hereinafter the “Countermeasure Headquarters’’), from the occurrence of communication disaster to the completion of resolution of such disaster.
Article 51 (Organization and Operation of Countermeasure Headquarters)
     (1) The Countermeasure Headquarters shall consist of the public officials belonging to the central administrative agency and the employees belonging to the major key communications business operator, who are directly related with a restoration of communications disaster.
     (2) The Korea Communications Commission shall determine in advance an organizing method of the countermeasure headquarters, so as to enable to swiftly cope with the communications disaster, and to notify it to the head of central administrative agency and the major key communications business operator whereto belong the constituent members of the countermeasure headquarters pursuant to paragraph (1).
     (3) The head of countermeasure headquarters shall represent the said headquarters and exercise overall control of the affairs falling under any of the following subparagraphs:
     1. Direction and control of the mobilization of materials for an urgent restoration and the restoration activities by the major key communications business operator;
     2. Establishment of the countermeasures for efficient urgent restoration activities, such as a setting-up of the urgent restoration systems and a sharing of roles between the major key communications business operators, etc.;
     3. Support to the communications in the communication disaster areas; and
     4. Other matters deemed necessary by the head of countermeasure headquarters.
     (4) The head of countermeasure headquarters may request the major key communications business operators to dispatch their employees, in order to efficiently operate the countermeasure headquarters. In this case, any major key communications business operator in receipt of a request for dispatching his employees shall comply with it unless there exist any special grounds.
     (5) Except as otherwise prescribed in this Decree, the matters necessary for organization and operation of the countermeasure headquarters shall be determined by the head of countermeasure headquarters.
CHAPTER VI SUPPLEMENTARY PROVISIONS
Article 52 (Opinion Statement Procedure)
     (1) If the Korea Communications Commission intends to give an opportunity to state an opinion pursuant to Article 40-2 (2) of the Act, it shall notify a person concerned or his representative not later than ten days before the fixed date for stating opinion.
     (2) The person or his representative notified pursuant to paragraph (1) may present himself in the fixed date and state his opinion or submit his opinion in writing.
     (3) When the person concerned or his representative present himself and state his opinion as provided in paragraph (2), public officials concerned shall write out the abstract thereof, have the present person confirm it and affix sign and seal thereto.
     (4) Notification pursuant to paragraph (1) shall specify that the person concerned be deemed to have no opinion in the absence of any oral or written statement of opinion without due reason.
Article 53 (Report and Inspection of Telecommunications Facilities
     In Article 45 (1) of the Act, “when the Presidential Decree so determines’’ shall mean any of the following:
     1. where it is necessary for the establishment and enforcement of telecommunications policies;
     2. where it is necessary for the confirmation of whether the telecommunications facilities are properly installed and operated; or

     3. where it is necessary for the securing of smooth communications in the event of national emergency, disasters and accidents.
Article 54 (Delegation and Commission of Powers)
     (1) The Korea Communications Commission shall delegate the following powers to the chief of the Radio Research Laboratory pursuant to Article 46 (1) of the Act::
     1. approval of the format of telecommunications equipment pursuant to Article 33 (1) of the Act;
     2. designation, inspection, cancellation, suspension of business, and supervision of the designated test agency pursuant to Article 33-2 of the Act;
     3. cancellation of the approval of type pursuant to Article 34-2 of the Act;
     4. cancellation of the approval of type or suspension of the production of products pursuant to Article 35 (1) of the Act and other necessary measures;
     5. services related to the inspection and test of telecommunications equipment pursuant to Article 36 (2) of the Act (only to the extent of the telecommunications equipment which received approval of type pursuant to the body text of Article 33 (1) of the Act;
     6. order to destroy or retrieve telecommunications equipment pursuant to Article 36 (3) of the Act (only to the extent of the telecommunications equipment which failed to mark the approval of type in violation of Article 33 (4) of the Act or which proved to be inferior in the inspection/test conducted pursuant to Article 36 (2) of the Act);
     7. hearing pursuant to Article 45-2 of the Act; and
     8. imposition and collection of fine from the person falling under subparagraphs 6 and 7, or subparagraph 8 of Article 53 (1) of the Act (only to the extent of the person who rejected, interrupted or avoided the investigation/test on the telecommunications equipment of which type has been approved pursuant to the body text of Article 33 (1) of the Act) pursuant to Article 53 (2).
     (2) The Korea Communications Commission shall commission the following power to the chief of communications office pursuant to Article 46 (1) of the Act::
     1. Acceptance of report on the installation of private telecommunications facilities and equipment pursuant to Article 20 (1) of the Act, and an acceptance of modification report on the installation of the facilities;

     2. Confirmation pursuant to Article 20 (3) of the Act;
     3. Order for handling telecommunications business affairs concerning the person who has installed the private telecommunications facilities and equipment pursuant to Article 22 (1) of the Act, or an order for connection between a private telecommunications facility concerned and the other telecommunications facility;
     4. Order given to a person who has installed the private telecommunications facilities and equipment pursuant to Article 23 (1) of the Act to make corrections;
     5. Order given to suspend the use of private telecommunications facilities, and an order for the reorganization and repair of the facilities, etc. pursuant to Article 23 (2) and (3) of the Act;
     6. Imposition and collection of penalty surcharges pursuant to Article 24 of the Act;
     7. Examination on or test for whether the telecommunications facilities conform to the technical criteria pursuant to Article 25 (5) of the Act;
     8. Correction with respect to the person who installs the telecommunications facilities pursuant to Article 27 of the Act and other necessary measures;
     9. Investigation of telecommunications equipment (limited to the telecommunications equipment to which type approval has not been granted in contravention of the main sentence of Article 33 (1) of the Act) pursuant to Article 36 (2) of the Act;
     10. . Order for destruction or taking away of telecommunications equipment pursuant to Article 36 (3) of the Act (limited to the telecommunications equipment to which type approval has not been granted in contravention of the provisions of the main sentence of Article 33 (1) of the Act);
     11. Acceptance of report with respect to a person who installs telecommunications facilities and inspection pursuant to Article 45 (1) of the Act;
     12. Order for the elimination of illegal telecommunication facilities pursuant to Article 45 (2) of the Act, and other necessary measures; and
     13. Imposition and collection of a fine for negligence on and from any person who falls pursuant to Article 53 (1) 1 through 5, 8 (limited to any person who has rejected, hindered or dodged investigation for the telecommunications equipment to which type approval has not been granted in contravention of the main sentence of Article 33 (1) of the Act), 9 or 10 of the Act in accordance with Article 53 (2) of the Act.
Article 55 (Fine for Negligence)
     (1) When the Korea Communications Commission imposes a fine for negligence under Article 53 (2) of the Act, he shall, after investigating and confirming the offense in question, specify in writing what has been violated, the method of objection, period for the submission of objection, and notify the person subject to the disposition of the fine for negligence to pay the fine.
     (2) When the Korea Communications Commission intends to impose the fine for negligence pursuant to paragraph (1), he shall specify the period not less than 10 days and give the person subject to the disposition of an opportunity to state his opinion. In this case, it is deemed that there is no opinion in the absence of any oral or written statement of opinion within that period.
     (3) In determining the amount of the fine for negligence, the Korea Communications Commission shall take into account the motive and consequence of such an offense.
     (4) Fine for negligence shall be collected in accordance with the procedures for collection of proceeds under the treasury management statutes, in which case the payment notice shall specify the method and period for raising an objection.
          ADDENDA <No. 20665, Feb. 29, 2008>
Article 1 (Enforcement Date)
     This Decree shall enter into force on the date of its promulgation.
Article 3 (Relationship with Other Statutes)
     In the event that another statute makes reference to the Enforcement Decree of the Framework Act on Telecommunications, the Enforcement Rule of the Framework Act on Telecommunications or the regulations thereof at the time of enforcement of this Decree, if this Decree contains the corresponding provision, it shall be deemed that the reference was made to this Decree or the relevant provision of this Decree in place of the existing provision.

Exhibit 1 Standards for Suspension of Use (Related to Article 20)
Exhibit 2 Amount of Surcharge by Violation (Related to Article 21 (1))